UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2018

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Supply and Offtake Agreement

As previously disclosed, on August 29, 2018 (the “Purchase Agreement Effective Date”), Par Hawaii Refining, LLC, a Hawaii limited liability company (“PHR”) and indirect wholly-owned subsidiary of Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and, solely for certain purposes specified therein, the Company, entered into a Topping Unit Purchase Agreement (the “Purchase Agreement”) with IES Downstream, LLC, a Delaware limited liability company (the “Seller”) and Eagle Island, LLC, a Delaware limited liability company (“Eagle”). Pursuant to the Purchase Agreement the Seller agreed to transfer certain of its refining units and related assets (the “Topping Units”) to Eagle and, following the transfer, to sell all of the limited liability company interests of Eagle to PHR (the “Transaction”).

In connection with the planned consummation of the Transaction, on December 5, 2018 (the “Amendment Effective Date”), PHR entered into an amendment (the “Amendment”) to the Amended and Restated Supply and Offtake Agreement dated December 21, 2017 (as amended, modified, supplemented, renewed, and/or restated, the “Supply and Offtake Agreement”) with J. Aron & Company LLC (“J. Aron”). The Amendment provides for adjustments to PHR’s crude oil supply and offtake arrangements for its Kapolei refinery located in Kapolei, Hawaii (the “Refinery”) to account for additional processing capacity that is expected to be provided through the acquisition of the Topping Units. Pursuant to the Amendment, J. Aron will increase its procurement of crude oil, for delivery to PHR for processing at the Refinery to an amount of up to 150,000 barrels per day (up from 94,000 barrels per day prior to the Amendment), and PHR will procure long-term dedicated storage and throughput, under a long-term Terminalling, Throughput and Storage Agreement to be entered into with the Seller on the Purchase Agreement closing date, and provide J. Aron with PHR’s full right to use such long-term storage and throughput. J. Aron’s commitment to purchase the products output of the Refinery will continue following the Amendment Effective Date and, commencing on the Purchase Agreement closing date, J. Aron will purchase the products output of the Topping Units. Also pursuant to the Amendment, PHR will be required to (i) increase its margin requirement by an aggregate $2.5 million by making certain additional margin payments on the Purchase Agreement closing date, on March 1, 2019, and on June 3, 2019, and (ii) refrain from declaring or making any dividend, payment or other distribution with respect to any equity interests in PHR (other than certain distributions relating to tax obligations), except that PHR may make a cash distribution with respect to any such equity interests if, at the time of and after giving effect to such cash distribution (a) PHR’s liquidity would be at least $20,000,000 with at least $8,750,000 of such liquidity consisting of cash and cash equivalents, and (b) no default under the Supply and Offtake Agreement shall have occurred and be continuing. Following the Amendment Effective Date, the deferred payment arrangement under the Supply and Offtake Agreement will continue unchanged, such that PHR can continue to defer payments owed under the agreement in the amount of the lesser of $165 million or 85% of the eligible accounts receivable and inventory. The Amendment has been entered into prior to the Purchase Agreement closing date so as to provide for an orderly transition in ownership and operation of the Topping Units. In the event the Purchase Agreement does not close, the Amendment provides for a termination plan, including without limitation, the disposition of crude oil and products procured for or produced at the Topping Units during the transition period.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein..

Item 9.01    Financial Statements and Exhibits

(d)     Exhibits

10.1	Amendment to Amended and Restated Supply and Offtake Agreement dated December 5, 2018.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 5, 2018

PAR PACIFIC HOLDINGS, INC.

By:	/s/ J. Matthew Vaughn
J. Matthew Vaughn
Senior Vice President and General Counsel

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